UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)
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FORGEROCK, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ForgeRock, Inc.
201 Mission Street, Suite 2900
San Francisco, California 94105

January 6, 2023

AMENDMENT TO THE PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
FORGEROCK, INC.
TO BE HELD ON THURSDAY, JANUARY 12, 2023

This amendment, dated January 6, 2023 (which we refer to as this “amendment”), amends and supplements the definitive proxy statement, dated December 8, 2022 (which we refer to as the “proxy statement”) filed by ForgeRock, Inc. (which we refer to as “ForgeRock”). The proxy statement relates to the solicitation of proxies by ForgeRock’s Board of Directors (which we refer to as the “ForgeRock Board”) for use at a special meeting of stockholders (which we refer to as the “special meeting”). The special meeting will be held on Thursday, January 12, 2023, at 9:00 a.m., Pacific Time, via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/FORG2023SM.

The purpose of this amendment is to provide supplemental information concerning the special meeting and the matters to be considered at the special meeting. Except as described in this amendment, the information provided in the proxy statement continues to apply. If information in this amendment differs from or updates information contained in the proxy statement, then the information in this amendment is more current and supersedes the different information contained in the proxy statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Terms used in this amendment that are not defined in this amendment have the meanings given to them in the proxy statement.

Supplemental Disclosures

All page references in the information below are references to pages in the proxy statement, and the terms used below have the meanings set forth in the proxy statement. For clarity, new text within restated paragraphs from the proxy statement is highlighted with bold, underlined text, and deleted text within restated paragraphs from the proxy statement is highlighted with ~~strikethrough text~~.

The paragraphs under the caption “Litigation Relating to the Merger” on page 14 are amended and restated by replacing them with the following:

On November 28, 2022, an individual action was filed against ForgeRock, the current members of the ForgeRock Board, and former ForgeRock directors David DeWalt and Paul Madera by a purported ForgeRock stockholder in the U.S. District Court for the Southern District of New York.  That action is captioned O’Dell v. ForgeRock, Inc., et al., No. 1:22-cv-10077-ALC (which we refer to as the “O’Dell action” ~~“stockholder litigation”~~).  The ~~complaint~~ O’Dell action generally alleges that ForgeRock’s preliminary proxy statement contained false or misleading statements regarding the merger in violation of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9.  Specifically, the complaint alleges that the preliminary proxy statement contains materially incomplete and misleading information concerning the financial projections prepared by ForgeRock management and the financial analysis performed by J.P. Morgan in connection with rendering its fairness opinion.  The O’Dell action seeks, among other things, to (1) enjoin defendants from consummating the merger unless and until defendants disseminate revised disclosures; (2) rescind the merger and recover damages; and (3) reasonable attorneys’ and expert fees and expenses.

On December 13, 2022, an individual action was filed against ForgeRock and the current members of the ForgeRock Board by a purported ForgeRock stockholder in the U.S. District Court for the Southern District of New York.  That action is captioned Post v. ForgeRock, Inc., et al., No. 1:22-cv-10516-ALC (which we refer to as the “Post action”).  The Post action generally alleges that ForgeRock’s proxy statement contained false or misleading statements regarding the merger in violation of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9.  Specifically, the complaint alleges that the proxy statement contains materially incomplete and misleading information concerning the financial projections prepared by ForgeRock management, the financial analysis performed by J.P. Morgan in connection with rendering its fairness opinion, and purported conflicts of interest of ForgeRock management in connection with the merger.  The Post action seeks, among other things, to (1) enjoin defendants from consummating the merger unless and until defendants disseminate revised disclosures; (2) rescind the merger and recover damages; and (3) reasonable attorneys’ and expert fees and expenses.

On December 14, 2022, an individual action was filed against ForgeRock and the current members of the ForgeRock Board by a purported ForgeRock stockholder in the U.S. District Court for the District of Delaware.  That action is captioned Jones v. ForgeRock, Inc., et al., No. 1:22-cv-01589-CFC (which we refer to as the “Jones action” and collectively with the O’Dell action and the Post action, the “stockholder litigation”).  The Jones action generally alleges that ForgeRock’s proxy statement contained false or misleading statements regarding the merger in violation of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9.  Specifically, the complaint alleges that the proxy statement contains materially incomplete and misleading information concerning the financial projections prepared by ForgeRock management, the financial analysis performed by J.P. Morgan in connection with rendering its fairness opinion, and purported conflicts of interest of ForgeRock management in connection with the merger.  The Jones action seeks, among other things, to (1) enjoin defendants from consummating the merger unless and until defendants disseminate revised disclosures; (2) rescind the merger and recover damages; and (3) reasonable attorneys’ and expert fees and expenses.

ForgeRock believes that the stockholder litigation is without merit, but there can be no assurance that ForgeRock will ultimately prevail in the stockholder litigation or other such lawsuits.  Additional lawsuits may be filed before the special meeting and/or the consummation of the merger.

Under the caption “Background of the Merger,” the fourth full paragraph on page 36 is amended and restated by replacing it with the following:

On June 29, 2022, the Strategic Committee met, with representatives of management, J.P. Morgan and Wilson Sonsini in attendance. The representatives of J.P. Morgan reviewed a preliminary financial analysis of the May proposal. The Strategic Committee reviewed J.P. Morgan’s relationship disclosure letter, which disclosed fees received by J.P. Morgan from ForgeRock and Thoma Bravo and their respective affiliates. Mr. Rosch also provided an update on ForgeRock’s anticipated results for the second quarter of 2022, including relative to ForgeRock’s publicly issued guidance for this period (which we refer to as the “Q2 2022 results”). It was noted that ForgeRock would not meet its publicly issued guidance for annual recurring revenue for the second quarter of 2022.

Under the caption “Background of the Merger,” the fourth full paragraph on page 39 is amended and restated by replacing it with the following:

On September 14, 2022, the ForgeRock Board met, with representatives of management and Wilson Sonsini in attendance. The Strategic Committee updated the ForgeRock Board on the status of discussions with Thoma Bravo, Sponsor A, Sponsor B and Sponsor C. Representatives of management reviewed management’s then-updated business plan as of September 14, 2022, including the unaudited financial prospective financial information for fiscal years 2022 through 2024 included in the business plan as of September 2022 (which we refer to as the “September 2022 business plan”). Additional information about the preparation and substance of the September 2022 business plan is contained in the section of this proxy statement captioned “-Unaudited Prospective Financial Information.” The ForgeRock Board authorized sharing the September 2022 business plan with interested potential acquirors. The September 2022 business plan was provided to Thoma Bravo, Sponsor A and Sponsor B in due diligence, and also J.P. Morgan for purposes of its ongoing financial analyses.

Under the caption “Public Trading Multiples,” the last paragraph on page 48 and the bullets and first and second paragraphs on page 49 are amended and restated by replacing them with the following:

Using publicly available information, J.P. Morgan compared selected financial data of ForgeRock with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to ForgeRock. ~~The companies selected by J.P. Morgan (which we refer to as the “Selected Companies”) were:~~

~~•~~	~~KnowBe4, Inc.~~

~~•~~	~~Tenable Holdings, Inc.~~

~~•~~	~~Rapid7, Inc.~~

~~•~~	~~Okta, Inc.~~

~~•~~	~~Elastic N.V.~~

~~•~~	~~Varonis Systems, Inc.~~

~~•~~	~~CyberArk Software Ltd.~~

The companies selected by J.P. Morgan (collectively, the “Selected Companies”) were chosen because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered sufficiently similar in certain respects to those of ForgeRock and/or one or more of its businesses. The Selected Companies may be considered similar to ForgeRock or such businesses based on the nature of their assets and operations; however, none of the companies selected is identical or directly comparable to ForgeRock or such businesses, and certain of these companies may have characteristics that are materially different from those of ForgeRock or such businesses. J.P. Morgan’s analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect ForgeRock or such businesses.

Using information obtained from the Selected Companies’ public filings and FactSet Research Systems as of October 7, 2022, J.P. Morgan calculated for each Selected Company the ratio of such company’s firm value (calculated as the market value of the company’s common stock on a fully diluted basis, plus any debt, less cash and cash equivalents) to the equity research analyst estimate for such company’s projected revenue in 2023, calendarized based on a December 31 fiscal year end (which we refer to as the “FV/2023E Revenue”). The following table represents the results of this analysis for each of the Selected Companies:

Selected Company	FV/2023E Revenue
KnowBe4, Inc.	6.9x

Tenable Holdings, Inc.	5.0x

Rapid7, Inc.	3.9x

Okta, Inc.	3.9x

Elastic N.V.	5.5x

Varonis Systems, Inc.	4.3x

CyberArk Software Ltd.	8.0x

Under the caption “Selection Transaction Analysis,” the table and second paragraph on page 50 are amended and restated by replacing them with the following:

Target	Acquiror	Month/Year Announced	FV/NTM Revenue
Avalara, Inc.	Vista Equity Partners Management, LLC	August 2022	8.6x

Ping Identity Holding Corp.	Thoma Bravo, L.P.	August 2022	7.5x

Zendesk, Inc.	Hellman & Friedman LLC	June 2022	5.8x

Datto, Inc.	Kaseya Limited	April 2022	8.0x

SailPoint Technologies, Inc.	Thoma Bravo, L.P.	April 2022	12.9x

Anaplan, Inc.[1]	Thoma Bravo, L.P.	March 2022	13.4x

Mandiant, Inc.	Google LLC	March 2022	9.5x

Medallia, Inc.	Thoma Bravo, L.P.	July 2021	10.7x

1 Firm value reflects revised offer price submitted June 6, 2022.

Talend S.A.	Thoma Bravo, L.P.	March 2021	7.4x

Pluralsight, Inc.	Vista Equity Partners Management, LLC	December 2020	8.7x

Instructure, Inc.	Thoma Bravo, L.P.	February 2020	6.3x

Forescout Technologies, Inc.	Advent International Corporation	February 2020	4.0x

Sophos Group plc	Thoma Bravo, L.P.	October 2019	4.6x

Carbon Black, Inc.	VMware, Inc.	August 2019	8.0x

Pivotal Software, Inc.	VMware, Inc.	August 2019	3.3x

Medidata Solutions, Inc.	Dassault Systèmes SE	June 2019	7.4x

MINDBODY, Inc.	Vista Equity Partners Management, LLC	December 2018	6.7x

Apptio, Inc.	Vista Equity Partners Management, LLC	November 2018	7.0x

Red Hat, Inc.	International Business Machines Corporation	October 2018	9.3x

SendGrid, Inc.	Twilio Inc.	October 2018	10.9x

Callidus Software Inc.	SAP America, Inc.	January 2018	7.8x

Aconex Limited	Oracle Corporation	December 2017	8.4x

Xactly Corporation	Vista Equity Partners Management, LLC	May 2017	4.5x

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range of 6.0x to 10.0x for FV/NTM Revenue and applied it to ForgeRock’s projected revenue for the 12 months ended June 30, 2023, derived from the September 2022 business plan (totaling $244 million), to derive a range of firm values for ForgeRock, which was then adjusted to take into account ForgeRock’s net debt totaling $(307.0 million) in the aggregate as of June 30, 2022, to derive a range of implied equity values for ForgeRock. This analysis indicated a range of implied equity values per share of our common stock, rounded to the nearest $0.05, of $18.15 to $27.80, which was compared to (1) the closing price per share of our Class A common stock of $15.80 as of October 7, 2022, and (2) the merger consideration of $23.25 per share of our common stock.

Under the caption “Discounted Cash Flow Analysis,” the last paragraph on page 50 going on to page 51 is amended and restated by replacing it with the following:

J.P. Morgan calculated the present value of the future standalone unlevered after-tax free cash flows for fiscal year 2023 through fiscal year 2032 (which we refer to as the ‘‘DCF Projection Period’’) based upon the September 2022 business plan and the September 2022 extrapolations. J.P. Morgan also calculated a range of terminal values for ForgeRock by applying a range of perpetuity growth rates, as provided by management of ForgeRock, ranging from 4.0% to 5.0%, of the unlevered free cash flows of ForgeRock during the final year of the DCF Projection Period. The unlevered free cash flows and the range of terminal values were then discounted from December 31 of each year to present values as of December 31, 2022 using a mid-year convention and a range of discount rates from 10.00% to 12.00%. The discount rate range was selected by J.P. Morgan based on J.P. Morgan’s analysis of the weighted average cost of capital for ForgeRock. As inputs to the weighted average cost of capital, J.P. Morgan took into account, among other things, risk-free rate, equity risk premium, levered beta, pre-tax cost of debt, post-tax cost of debt, and target debt to total capitalization ratio. The present values of the unlevered free cash flows and range of terminal values were then aggregated, and adjusted by the amount of ForgeRock’s estimated net debt of approximately $(295.2 million) as of December 31, 2022, as provided by ForgeRock management.

Under the caption “Analyst Price Targets” on page 51, the paragraph is amended and restated by replacing it with the following:

For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed ~~the~~ certain publicly available equity research analyst price targets ~~range~~ for the Class A common stock as of October 7, 2022, obtained from FactSet, and noted that such price target range was $17.00 per share to $26.00 per share, and compared that price target range to (1) the closing price per share of Class A common stock of $15.80 as of October 7, 2022, and (2) the merger consideration of $23.25 per share of our common stock.

Under the caption “Unaudited Prospective Financial Information,” the third paragraph on page 55 and adjoining table on pages 55 to 56 are amended and restated by replacing them with the following:

The following table presents a summary of the September 2022 business plan, together with the September 2022 extrapolations. The September 2022 business plan and the September 2022 extrapolations included estimated Unlevered Free Cash Flow for fiscal years 2023 through 2032 prepared by ForgeRock management for use by J.P. Morgan in connection with its opinion delivered to the ForgeRock Board as to the fairness, from a financial point of view, of the consideration to be paid to the holders of our common stock and related financial analyses (as described in more detail in the section of this proxy statement captioned “-Opinion of J.P. Morgan Securities LLC”). The September 2022 business plan was updated by ForgeRock management to reflect ForgeRock’s results through the third quarter of 2022 and business trends that were available as of the time it was prepared on September 14, 2022. ForgeRock management made various assumptions when preparing the unaudited prospective financial information for fiscal years 2022 through 2024 included in the September 2022 business plan, including 32% year-over-year growth in ARR for fiscal years 2023 and 2024 and other revenue and expense assumptions generally consistent with the July 2022 business plan. The extrapolations of such unaudited prospective financial information for fiscal years 2025 through 2032 included in the September 2022 extrapolations were prepared using various assumptions, including (1) deceleration in year-over-year growth in Total Revenue from 29% to 15% from fiscal years 2025 through 2032; (2) gross margins in fiscal years 2025 through 2032 consistent with estimates for fiscal years 2023 and 2024; and (3) over the extrapolated period, revenue growth outpacing operating expense growth.

	Fiscal year ending December 31
(dollars in millions)	2022	E	2023	E	2024	E	2025	E	2026	E	2027	E	2028	E	2029	E	2030	E	2031	E	2032	E
ARR(1)	$235		$311		$411		(1)		(1)		(1)		(1)		(1)		(1)		(1)		(1)
Total Revenue	$214		$275		$356		$460		$575		$718		$862		$1,035		$1,241		$1,428		$1,642
Operating Margin(1a)	(14.6%)		(6.1%)		3.0%		6.7%		10.4%		14.0%		17.7%		21.4%		25.1%		28.8%		32.5%
	Fiscal year ending December 31
(dollars in millions)	2022	E	2023	E	2024	E	2025	E	2026	E	2027	E	2028	E	2029	E	2030	E	2031	E	2032	E
Gross Profit(2)	$177		$223		$288		$372		$466		$582		$698		$838		$1,006		$1,156		$1,330
Less: Operating Expenses	(209)		(239)		(277)		(342)		(406)		(481)		(545)		(616)		(694)		(745)		(796)
Operating (Loss) / Profit(3)	$(31)		$(17)		$11		$31		$60		$101		$153		$222		$312		$411		$534
Plus: Depreciation & Amortization(4)	(5)		1		2		2		2		3		3		4		5		5		6
Less: Stock-Based Compensation(6)	(5)		(45)		(52)		(64)		(76)		(90)		(103)		(116)		(130)		(140)		(150)
Less: Cash Taxes(7)	(5)		(2)		(3)		(4)		(4)		(7)		(9)		(13)		(29)		(55)		(94)
Less: Capital Expenditures(8)	(5)		(1)		(1)		(2)		(2)		(3)		(3)		(4)		(4)		(5)		(6)
Less: (Increases) / Decreases in Net Working Capital(9)	(5)		(8)		(4)		(9)		(9)		(12)		(12)		(14)		(17)		(15)		(18)
Plus: Other(10)	(5)		(3)		(3)		(3)		(4)		(5)		(6)		(8)		(9)		(11)		(12)
Unlevered Free Cash Flow(11)	(5)		$(75)		$(51)		$(49)		$(34)		$(13)		$23		$71		$126		$191		$260

(1)
ARR is defined as Annualized Recurring Revenue, or the annualized value of all contractual subscription agreements as of the end of the specified period. The unaudited prospective financial information as of September 2022 did not include extrapolations of ARR for fiscal years 2025 through 2032.

(1a)	Operating Margin (non-GAAP) is defined as GAAP operating (loss) / profit, adjusted to exclude stock-based compensation expense, as a percentage of Total Revenue.

(2)	Gross Profit (non-GAAP) is defined as GAAP gross profit, adjusted to exclude stock-based compensation expense.

(3)	Operating (Loss) / Profit (non-GAAP) is defined as GAAP operating (loss) / profit, adjusted to exclude stock-based compensation expense.

(4)
Depreciation & Amortization is calculated using the straight-line method in amounts sufficient to write-off depreciable assets over their estimated useful lives. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the period of the lease term.

(5)	The unaudited prospective financial information as of September 2022 did not include estimates for fiscal year 2022.

(6)	Stock-Based Compensation is defined as the expense for all stock-based compensation awards made to employees, nonemployees and directors.

(7)
Cash Taxes is defined as the estimated cash payments primarily for income taxes related to U.S. federal and state income taxes and income taxes in foreign jurisdictions in which ForgeRock conducts business. The September 2022 business plan, together with the September 2022 extrapolations, account for tax attributes that accrued as of the start of the projection period as well as tax attributes that were expected to accrue during the projection period. ForgeRock’s tax attributes were assumed to be depleted by the end of the projection period.

(8)
Capital Expenditures is defined as the cash outflow associated with the acquisition of long-lived, physical assets that are used in the normal conduct of business to produce goods and services and not intended for resale.

(9)	Net Working Capital is defined as current assets minus current liabilities. The change in net working capital represents the period over period difference.

(10)	Other, which includes the cash impact of foreign exchange adjustments to working capital, is estimated at less than one percent of revenue in each year.

(11)
Unlevered Free Cash Flow (less stock-based compensation expenses) is calculated as GAAP operating income, subtracting the impact of cash taxes (including the impact of cash tax savings from NOLs) and capital expenditures, adding the impact of depreciation and amortization (including amortization of intangibles) and adding or subtracting, as applicable, changes in net working capital. The unaudited prospective financial information as of September 2022 did not include estimates of Unlevered Free Cash Flow for fiscal year 2022.

The following section is added beneath the section entitled “Employment Arrangements Following the Merger” on page 61:

No Rollover Agreements

To ForgeRock’s knowledge as of the date hereof, no ForgeRock director, officer, or any stockholder affiliated with any ForgeRock director or officer has entered into any agreement with Thoma Bravo providing for any “rollover” of any equity stake in ForgeRock in connection with the transactions contemplated by the merger agreement.

The paragraphs under the caption “Litigation Relating to the Merger” on page 72 are amended and restated by replacing them with the following:

On November 28, 2022, an individual action was filed against ForgeRock, the current members of ~~and~~ the ForgeRock Board, and former ForgeRock directors David DeWalt and Paul Madera by a purported ForgeRock stockholder in the U.S. District Court for the Southern District of New York.  That action is captioned O’Dell v. ForgeRock, Inc., et al., No. 1:22-cv-10077-ALC.  The ~~complaint~~ O’Dell action generally alleges that ForgeRock’s preliminary proxy statement contained false or misleading statements regarding the merger in violation of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9.  Specifically, the complaint alleges that the preliminary proxy statement contains materially incomplete and misleading information concerning the financial projections prepared by ForgeRock management and the financial analysis performed by J.P. Morgan in connection with rendering its fairness opinion.  The O’Dell action seeks, among other things, to (1) enjoin defendants from consummating the merger unless and until defendants disseminate revised disclosures; (2) rescind the merger and ~~or~~ recover damages ~~in the event that the merger is completed~~; and (3) reasonable attorneys’ and expert fees and expenses.

On December 13, 2022, an individual action was filed against ForgeRock and the current members of the ForgeRock Board by a purported ForgeRock stockholder in the U.S. District Court for the Southern District of New York.  That action is captioned Post v. ForgeRock, Inc., et al., No. 1:22-cv-10516-ALC.  The Post action generally alleges that ForgeRock’s proxy statement contained false or misleading statements regarding the merger in violation of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9.  Specifically, the complaint alleges that the proxy statement contains materially incomplete and misleading information concerning the financial projections prepared by ForgeRock management, the financial analysis performed by J.P. Morgan in connection with rendering its fairness opinion, and purported conflicts of interest of ForgeRock management in connection with the merger.  The Post action seeks, among other things, to (1) enjoin defendants from consummating the merger unless and until defendants disseminate revised disclosures; (2) rescind the merger and recover damages; and (3) reasonable attorneys’ and expert fees and expenses.

On December 14, 2022, an individual action was filed against ForgeRock and the current members of the ForgeRock Board by a purported ForgeRock stockholder in the U.S. District Court for the District of Delaware.  That action is captioned Jones v. ForgeRock, Inc., et al., No. 1:22-cv-01589-CFC.  The Jones action generally alleges that ForgeRock’s proxy statement contained false or misleading statements regarding the merger in violation of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9.  Specifically, the complaint alleges that the proxy statement contains materially incomplete and misleading information concerning the financial projections prepared by ForgeRock management, the financial analysis performed by J.P. Morgan in connection with rendering its fairness opinion, and purported conflicts of interest of ForgeRock management in connection with the merger.  The Jones action seeks, among other things, to (1) enjoin defendants from consummating the merger unless and until defendants disseminate revised disclosures; (2) rescind the merger and recover damages; and (3) reasonable attorneys’ and expert fees and expenses.

ForgeRock believes that the stockholder litigation is without merit, but there can be no assurance that ForgeRock will ultimately prevail in the stockholder litigation or other such lawsuits. Additional lawsuits may be filed before the special meeting and/or the consummation of the merger.

*          *          *

If you have any questions concerning the special meeting, the proxy statement or this amendment, would like additional copies of the proxy statement or this amendment, or need help submitting your proxy or voting your shares of common stock, please contact our proxy solicitor:

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or
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